Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sarah Cavanaugh

Director, Corporate Communications

Point Therapeutics, Inc.

617-933-7508

Point Therapeutics to Raise Approximately $4.76 Million

Through the Sale of Common Stock

BOSTON—(BUSINESS WIRE)—February 2, 2007—Point Therapeutics, Inc. (NASDAQ: POTP) announced today that it has priced a registered direct offering for the sale of 6,523,776 shares of its common stock at a price of $0.73 per share. The investors in this offering will also receive five-year warrants, exercisable upon expiration of a lock-up period of six-months, to purchase an additional 978,566 shares of common stock at an exercise price of $1.00 per share. The Company expects the transaction to close on February 6, 2007, subject to the satisfaction of customary closing conditions. The offered shares are registered pursuant to Point’s shelf registration statement that was declared effective by the Securities and Exchange Commission on January 12, 2005.

The net proceeds from this offering are intended to fund the further clinical development of talabostat and general corporate purposes, including research and development and general and administrative expenses.

Among the investors in the transaction is Federated Kaufmann Fund, currently the Company’s largest investor.

Rodman & Renshaw, LLC acted as the sole placement agent in connection with this transaction. Copies of the prospectus supplement relating to the offering may be obtained from Rodman & Renshaw, LLC, c/o Prospectus Department, 1270 Avenue of the Americas, 16th Floor, New York, NY 10020, (212) 356-0500.

About Point Therapeutics, Inc.:

Point is a Boston-based biopharmaceutical company which is currently studying its lead product candidate, talabostat, in two Phase 3 double blind, placebo-controlled trials in non-small cell lung

155 Federal Street, Boston, MA 02110 · Phone: (617) 933-2130 · Fax: (617) 933-2131 · www.pther.com cancer (NSCLC) and in a Phase 2 trial in combination with gemcitabine in metastatic pancreatic cancer. Point has also studied talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with docetaxel in NSCLC.

Certain statements contained herein are not strictly historical and are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements with respect to the Company’s ongoing operations and cash needs, its clinical development programs and the different strategic alternatives the Company is currently pursuing. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “projects,” “should,” “seeks,” “plans,” “schedules to,” “anticipates” or “intends” or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Point’s prospectus supplement filed with the Securities and Exchange Commission on February 2, 2007, and from time to time in Point’s other reports filed with the Securities and Exchange Commission.

155 Federal Street, Boston, MA 02110 · Phone: (617) 933-2130 · Fax: (617) 933-2131 · www.pther.com

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